Exhibit 10.32

Asiainfo Technologies (China) Limited

Confidentiality and Non-Competition Agreement

Party A: Name: AsiaInfo Technologies (China) Limited

Address: Zhongdian Information Tower, No.6 Zhongguancun South Street, Haidian

District, Beijing, P.R.China

Legal representative: Steve Zhang

Party B: Name: Steve Zhang

Address:

ID card No.:

Party A and Party B mutually recognize that Party B has the obligation to abide by certain information security and trade secret laws and regulations. Party A and Part B acknowledge and agree that any such violation may be subject to liabilities under certain provisions of Chinese criminal laws, the relevant sections of which are attached hereto as Exhibit A.

Party A and Party B mutually recognize that Party B may have access to or become aware of the trade secrets of Party A and any Third Party during the employment of Party B, and that the trade secrets of Party A and / or any Third Party have significant effect on their competitive advantages in the market. Party B acknowledges that, if the trade secrets of Party A and/ or any Third Party are not effectively protected, the production and operations of Party A and / or any Third Party may be threatened, and the company may even sustain irrecoverable losses. Therefore, it is Party B’s obligation to keep the trade secrets of Party A and / or any Third Party confidential. Party A and Party B also agree that Party B might have access to certain Third Party’s business operation system or telecommunications network and information during the employment, thus it is also Party B’s obligation to strictly comply with any Third Party’s operation rules and protect telecommunications network and information security. In consideration of the foregoing, Party A and Party B hereby enter into this agreement in accordance with the current applicable laws and regulations of the People’s Republic of China with respect to maintaining the confidentiality of the Trade Secrets of Party A by Party B and Party B’s certain non-competition obligations during the period when Party B is employed by Party A and after Party B’s employment with Party A is terminated.

1.	General principles and definitions

1.1	In order to protect the legal rights and interests of both parties, the following principles shall apply to this agreement: this agreement should prevent any unfair competition activities against Party A as well as to ensure that the Party B’s legal rights are fully protected.

1.2	The “Service Term” referred to in this agreement shall mean the period from the time when Party B commences to receive salary from Party A to the time of termination (or extinguishment) of the labor relation between Party A and Party B.

1.3	A “Separation” referred to in this agreement shall mean that either party expressly indicates the intention to dissolve or terminate the employment relation and put such intention into action, and shall comprise of all regular separations, such as resignation, dismissal, or dissolution or termination of the labor (contract) relation, and all irregular separations.

1.4	A “Third Party” referred in this Agreement shall mean any person or entity that is related to either Party A or Party B, including but not limited to Party A’s customers, suppliers, business partners and Party B’s prior employers.

1.5	The “Trade Secrets” referred to in this Agreement shall mean any technical or operational information which are unknown to the public, and may generate economic benefits for Party A and / or any Third Party, with practicability, and are subject to Party A and /or any Third Party’s confidentiality measures, regardless whether it is owned by Party A or any Third Party to whom Party A is subject to confidentiality obligations and liabilities. Trade Secrets shall include but not be limited to:

1.5.1	items for which Party A has organized R&D or which are otherwise obtained by Party A, and which may have specific complete technical contents, or may constitute a technical resolution for a product or technology and improvements thereof, or may be part of the technical elements of a certain product or technology, including but not limited to (1) software product designs currently owned, developed or conceived by Party A and/ or any Third Party; (2) computer programs; (3) information and materials concerning the service projects currently owned, developed or conceived by Party A and/ or any Third Party;

1.5.2	the entirety or elements of Party A’s and / or any Third Party’s business strategies, forecasts, business and marketing plans, business operation scope and management decision, various non-public information known by the company, project management, technical management, archive management, quality management methods, pricing methods, development plans, investment plans, operation rules, commercial network, client name-lists, goods supply information, advertising planning, management experience, financial status, price lists, human resources planning, company structure information, internal rules and policies, business rules, bid prices and bid documents, and other relevant resolutions, documents and letters, etc.; the data, documents, experimental reports, base stations distributed data and other information of Party A and /or any Third Party’s network planning and operation;

1.5.3	Party A and /or any Third Party’s customer information, including but not limited to, customer database, call records, customers’ names, mobile numbers, passwords, itemized bills, monthly bills, SIM card information, addresses, contact information and other customer information of similar nature; any electronic information included in Party A and /or any Third Party’s IT operation support systems, databases, including but not limited to electronic documents, notices, data, internal materials, information and emails which are relevant to Party A and / or any Third Party’s Trade Secret; and

1.5.4	any information on Party A and / or any Third Party’s on-going or pending business dealings, including but not limited to draft agreements, performing agreements, or issues involving customers’ claims, arbitrations or litigations, dispositions of assets or rights, etc.

Media and Form of Trade Secret

The media and form of the Trade Secret include but not limited to letters, graphs and tables, video and electronic documents, etc. which may be in written or verbal format. All Trade Secret shall be subject to this Agreement regardless whether it is marked confidential.

1.6	A “Competing Unit” referred to in this agreement shall mean any individual, company, enterprise, partnership, department, association, institutional unit, social entity or other organization which engages in the same kind of business as Party A (including similar business), or provides the same kind of services as Party A, or constitutes an actual or potential competition against the business of Party A within the territorial scope of Mainland China, Hong Kong, Macau, and Taiwan area. These competing units include but are not limited to the following:

1.6.1	An enterprise which is in the same industry as Party A;

1.6.2	An enterprise or organization of any other type (or in any other industry) which engages in any business identical or similar to the main services performed by Party B for Party A;

1.6.3	A company, enterprise, or other organization which provides professional consultation or advisory services to the enterprises or organizations referred to in the preceding paragraphs.

1.7	The “Non-competition Obligations” referred to in this agreement shall mean the obligations set forth in Article 4 of this agreement.

2.	Protection of Trade Secrets and Assignment of Intellectual Property Rights

2.1	Only designated individuals shall produce, receive and send, transfer, use, copy, excerpt, save and destroy the documents, materials and other items with the Trade Secret. Party B may not access to those Trade Secret that are not necessary to fulfill his job responsibilities. Party B may not copy or excerpt any Trade Secret without authorization. Proper safety measures must be taken when receive and send, transfer and retrieve the Trade Secret.

Unless authorized, Party B may not disclose the Trade Secret through any personal communications and correspondences, nor discuss the Trade Secret in public, nor transfer Trade Secret by any other means. Party B shall obtain prior approval from Party A when disclose the Trade Secret during any business communications and cooperation discussions. In case Party B realizes that the Trade Secret is inadvertently disclosed or is pending inadvertent disclosure, Party B shall immediately report to Party A and shall take remedial measures as instructed by Part A.

Party B agrees not to divulge, disclose, provide or disseminate, in any manner to any person or entity (including those employees of Party A, who may not access to the Trade Secret according to Party A’s confidential policy) at any time, or utilize the Trade Secret improperly when performing his job duties, without Party A’s and / or any Third Party’s express written consent.

2.2	Party B agrees to hold the Trade Secret confidential and not to use any Trade Secret after the termination of his employment with Party A in the same manner as if it was during the Service Term.

All Party A and / or any Third Party’s Trade Secret, which are possessed or controlled by Party B, including but not limited to equipment, CDs, magnetic disks, magnetic tapes, notebooks, memoranda, reports, archives, samples, books, correspondence, lists, other written and graphic records, or in any other forms, shall be Party A’s property. Party B shall return the foregoing upon Party B’s Separation or Party A’s request.

2.3	Party B undertakes not to disclose the Trade Secrets of Party A and / or any Third Party under this agreement to any subsequent employer(s) of Party B.

2.4	Unless with Party A’s authorization and consent in writing, all the inventions made by Party B in connection with his/her own job, either separately or jointly with others, during his/her Service Term, shall be owned by Party A.

2.5	Party B shall have the obligation to disclose to Party A all the intellectual property rights applied or obtained by Party B during the Service Term and within one year after Party B’s Separation.

2.6	Party B undertakes that the intellectual property rights to the patents and all other intellectual properties accomplished by Party B in connection with his/her own job or assignments at Party A within one year following his/her Separation from Party A shall be owned by Party A.

3.	Third-Party Procedures and Telecommunication Network and Information Security

3.1	During Party B’s Service Term, if Party B is engaged in any project assignments for a Third Party, Party B shall strictly abide by such Third Party’s rules and regulations on safety, work process and confidentiality and privacy.

3.2	Unless and until upon written approval of Party A and / or the Third Party, Party B shall not access any Third Party’s product data, or add, delete, revise any data or program in the Third Party’s system or software.

3.3	Party B agrees that Party B shall not take any non-work related individuals to the Third Party’s business location.

3.4	Party B may not engage in any behavior which might compromise Party B and / or the Third Party’s telecommunications network security and information security:

3.4.1	Party B may not use Party A or any Third Party’s telecommunications networks to produce, copy, publish and transmit any information that are in violation of applicable Chinese rules and regulations, including information that:

3.4.1.1	violates the fundamental principles of the Chinese constitution;

3.4.1.2	be detrimental to state security, state secrecy, state power as well as national unification;

3.4.1.3	impairs state honor and interests;

3.4.1.4	agitates ethnic hatred and discrimination, and jeopardizes ethnic solidarity;

3.4.1.5	violates state religious policies by promoting cult, feudalism and superstition;

3.4.1.6	spreads rumor and disturb social stability;

3.4.1.7	promotes obscenity, eroticism, gambling, violence, homicide and terror or the abetment of criminality;

3.4.1.8	insults or slander others or violate the legal right of others; and

3.4.1.9	any other contents that are prohibited by Chinese laws and regulations.

3.4.2	Party B may not engage in any activity that may endanger Party A and / or the Third Party’s telecommunications network security and information security, including but not limited to:

3.4.2.1	deleting or modifying the functions of telecommunications networks or the data stored, processed and transmitted and the application programs thereof;

3.4.2.2	stealing or destroying the information of others, or carrying out any activities that are harmful to the lawful rights and interests of others by using Party A and / or the Third Party’s telecommunications networks;

3.4.2.3	producing, copying and transmitting computer viruses or attacking Party A and /or any Third Party’s telecommunications networks and other telecommunications facilities; and

3.4.2.4	carrying out other activities harmful to telecommunications network security and information security.

3.4.3	Party B may not disclose or use any information transmitted by Party A and / or the Third Party’s customers through the telecommunications network without proper authorization.

3.4.4	Party B may not wiretap, copy, modify customers’ communication information, provide conveniences for others to wiretap, copy, modify customers’ communication information.

3.4.5	Party B shall abide by Party’s A code of ethics. Party B may not misappropriate any resources available through Party A and / or the Third Party’s telecommunications network including any customers’ numbers, card numbers, and passwords, etc.

4.	Non-competition clause

4.1	Party B undertakes not to engage in, for his/her own or on behalf of others, or participate in the operation of, any business which is competing with Party A directly or indirectly, during his/her Service Term without Party A’s prior written consent.

4.2	During Party B’s Service Term, without Party A’s prior written consent, Party B undertakes that: it will not pursue a second occupation; it will not accept or acquire any position (including but not limited to a position of partner, director, supervisor, shareholder, manager, staff member, agent, consultant, etc) in any Competing Unit or any other economic organization or social entity having direct economic relation with Party A; it will not provide to such Competing Units with any advisory services (regardless whether with or without compensation) or any other assistance (such as engaging in any business the scope of which is identical or similar to the business which Party A is currently undertaking or Party A may decide to develop from time to time); it will not make use of his/her position at Party A in order to obtain benefits by any improper means; it will not seek private interests for himself/herself by utilizing his/her position and authority in Party A.

4.3	Upon Separation from Party A due to any reason, without the prior written consent of Party A, Party B shall not hold any position in any Competing Unit within the period to which the economic compensation fee for non-competition paid by Party A is applicable.

4.4	Upon Separation from Party A due to any reason, without the prior written consent of Party A, Party B will not establish and manage, either directly or indirectly, any enterprise which is in competition with Party A, within the period to which the economic compensation fee for non-competition paid by Party A is applicable, including but not limited to the establishment or management of:

4.4.1	an enterprise which is in the same industry as Party A;

4.4.2	an enterprise or organization of any other type (or in any other industry) which engages in any business identical or similar to the main services performed by Party B for Party A; or

4.4.3	an enterprise, or other organization which provides professional consultation or advisory services to the enterprise or organization, referred to in the preceding paragraphs.

4.5	At the time when Party B delivers a resignation notice to Party A or Party A delivers a dismissal notice to Party B, namely, upon termination or dissolution of the labor contract, Party B shall have the obligation to notify Party A in writing of his/her true subsequent destination. During the non-competition period in which Party B enjoys the economic compensation fee, Party B shall have the obligation to notify Party A in writing of his/her each new employer unit, position, and the business nature of the new employer unit. The time limit for notice shall be one week from the date of commencement of Party B’s employment at the new unit.

4.6	Party B agrees that, during his/her Service Term and within two years from his/her Separation from Party A, Party B warrants not to instigate, entice, encourage, solicit, or otherwise attempt to affect, directly or indirectly, any other staff member of Party A for the purpose of leaving Party A and serving Party B or any other individual or entity; Party B warrants not to solicit Party A’s clients or pervious clients for seizing their business and gaining direct or indirect benefits, with the exception of Party B’s activities for performance of his/her duties during the Service Term at Party A.

5.	Payment of compensation fee

5.1	Within one month after Party B’s Separation from Party A, Party A shall decide whether it requests Party B to undertake the Non-competition Obligation as well as the period of non-competition.

5.2	If Party A decides to require Party B to undertake the Non-competition Obligation, it shall pay the non-competition compensation fee according to Article 5.3 of this agreement.

5.3	The non-competition compensation fee shall be 50% of Party B’s annual salary (if the local government stipulates a minimum more than this amount, such minimum shall prevail). The non-competition period to which such compensation fee is applicable shall be 12 months, commencing on the date of Party B’s Separation from Party A.

5.4	The non-competition compensation fee to Party B stipulated in this agreement is the total amount Party B deserved in the non-competition period, which shall be paid in one of the following means:

5.4.1	a lump sum payment payable one month after Party B’s termination date; or

5.4.2	a monthly payment payable to Party B after Party B’s termination. Such payment is payable each month as long as Party B is subject to the non-competition provisions of this Agreement.

The non-competition compensation fee shall be collected by Party B at Party A’s corporate address (or paid by Party A to Party B via bank or post office). If Party B refuses to receive the payment, Party A may submit the payment of the compensation fee to the relevant authority for deposit according to law. The time when such submission is completed shall be deemed to be the date of payment of the compensation fee.

5.5	If Party A fails to pay the non-competition compensation fee to Party B within one month after Party B’s Separation, Party A shall be deemed to have released Party B from the Non-competition Obligation (which means that Party B may not be subject to the obligations set forth in and only in Articles 4.3 and 4.4). Upon such time, Party B shall not claim against Party A for payment of the non-competition compensation fee in any manner (including but not limited to arbitration or litigation).

6.	Liabilities for breach of contract

6.1	If Party B is in breach of any of the provisions set forth in Articles 2.1, 3, 4.1 and 4.2, Party A shall be entitled to terminate the employment agreement immediately.

If Party B is in breach of any of the provisions set forth in Articles 2.1, 2.2, 2.3, 3.1, 3.2, 3.3, 3.4, 4.1, 4.2, 4.5 and 4.6 by way of non-performance or improper performance of his/her obligations, Party A will affix the administrative or civil liabilities on Party B in accordance with the relevant laws, regulations and corporate rules; where the circumstance is serious, Party A will additionally petition the judicial authorities to investigate into Party B’s criminal liabilities. If Party A sustains any loss, Party B shall be liable for compensation. If it is difficult to calculate the amount of such loss, the amount of compensation shall be the greater of (1) no less than 50% of the aggregate of Party B’s salary already paid by Party A and other expenses during the Service Term; or (2) RMB300,000. If such compensation payment is insufficient to pay for Party A’s actual damages, Party A reserves the right to recover liquidated damages from Part B. The payment of the default penalty shall not be intended as a dissolution or termination of Party B’s relevant confidentiality obligation referred to above.

6.2	If Party B deliberately utilizes the trade secrets of Party A and/ or any Third Party or provides the trade secrets of Party A and/ or any Third Party to new employer unit or other unit to use, develop, research and produce, and make profit on it, Party B and the secret using unit shall be jointly and severally liable to the loss of Party A and/ or any Third Party it there is any.

6.3	If Party A paid the non-competition compensation fee to Party B as per the provision of this agreement, and Party B did not perform the obligation of non-competition (i.e. Party B failed to perform the obligation stipulated in Art. 4.3 and 4.4), Party B shall be liable to Party A as follows: Party B shall pay the default penalty to Party A in addition to the reimbursement of the total amount of the non-competition compensation fee paid by Party A, and the amount of the default penalty shall be 50% of the non-competition compensation fee stipulated by this agreement. The reimbursement of the non-competition compensation fee and the payment of the default penalty shall not intended as a weakening, dissolution or termination of Party B’s non-competition obligation.

6.4	During the period of existence of the labor relation between Party A and Party B, Party A may directly deduct the full or part of the amount from the salary, remuneration, bonus, various compensation fees, and other income due and payable to Party B in order to recover Party A and or any Third Parties’ losses. The damages borne by Party B to Party A shall include but not be limited to the losses, direct and/or indirect, tangible and/or intangible, property and/or non-property related, sustained by Party A and or any Third Parties due to Party B’s breach of contract, as well as the reasonable expenses incurred by Party A for investigation into Party B’s breaching activities.

6.5	Whether this agreement terminates or not, Party A is entitled to claims against Party B for any loss sustained by Party A at any time if Party A has incurred any loss or Party A is subject to any claims from any Third Party due to Party B’s infringement on the Trade Secret or violations of any Third Party’s operation procedures. After Party B compensates the loss sustained by Party A and / or any Third Party, Party B shall continue to subject to this agreement.

7.	Termination of Non-competition Obligation

The parties agree that Party B’s Non-competition obligation under Article 4 shall automatically terminate upon the occurrence of any of the following circumstances:

7.1	The non-competition period for Party B stipulated in this agreement expires;

7.2	Party A refuses to pay the non-competition compensation fee to Party B, or delays the due payment of the compensation fee for one month or more without justifiable cause; or

7.3	Party A’s status as a legal person is terminated and there is no successors and assigns to its rights and obligations.

8.	Severability

The invalidity of any provision of this agreement shall not affect the validity, legitimacy and enforceability of other provisions, and said invalid provision shall be replaced by another valid, legal, and enforceable provision which reflects the original intent of the parties to the greatest extent.

9.	Notice

9.1	Notices may be delivered in person, or by courier (including commercial express delivery), registered mail, or public announcement.

9.2	Notices shall be delivered to the following addresses, unless modified by way of a prior written notice:

If to Party A:

Address:

Postal code:

Attention:

Telephone no.:

Facsimile no.:

If to Party B:

Address:

Postal code:

Attention:

Telephone no.:

Facsimile no.:

Email:

9.3	Notices or correspondence shall be deemed effectively given

9.3.1	upon the date on which the receiving party signs to acknowledge the receipt if delivered by courier (including commercial express delivery); or

9.3.2	seven (7) days after the date of issuance of the postal receipt by the post office if delivered by registered mail.

10.	Modification; waiver

10.1	This agreement may only be amended or modified with the mutual consent of both parties evidenced by a written document signed by them.

10.2	The consent, waiver, or change rendered by either party to this agreement with respect to a certain event shall only be applicable to that event, and shall not be presumed as the approach of that party to any event of the same kind which may occur in the future, unless otherwise expressly indicated in writing.

10.3	Failure or delay to exercise any right under or related to this agreement by either party shall not be deemed as a waiver of such right.

11.	Related Parties

11.1	During the Service Term, Party B may have contact or become familiar with Trade Secrets of any of Party A’s related parties, or any individuals or entities related to Party A’s related parties (including but not limited to customers, suppliers and business partners of Party A’s related parties). Party B shall be equally bound by this agreement with regards to the Trade Secret of Party A’s related parties, or any individuals or entities that are related to Party A’s related parties, including any rules and regulations regarding third-party procedures. Party A and Party A’s related parties, may individually or collectively seek any further damages that resulted from Party B’s violation of this agreement.

11.2	Party A’s related parties include, but not limited to: Lenovo AsiaInfo Technologies (Chengdu), Inc. and Beijing Star VATS Technologies Inc. (China).

12.	Signature

12.1	Each party acknowledges that it has carefully reviewed and fully understands the contents of all the provisions of this agreement and the legal implication of these contents. This agreement shall become effective upon signature / seal of Party A’s authorized representative and Party B.

12.2	This agreement shall have two counterparts, each of which shall be held by each party respectively, and all of which shall have equal legal force.

Party A (Seal):	Party B: /s/ STEVE ZHANG

Date of signature:	Date of signature: December 9, 2009

(Seal of AsiaInfo Technologies (China), Inc)